CODE OF BUSINESS CONDUCT AND ETHICS

As mandated by the Securities and Exchange Commission, this Code of Business Conduct and Ethics (this “Code”) sets forth legal and ethical standards of conduct for the directors, officers and employees of Value Line, Inc. and subsidiaries (the “Company”).  This Code is intended to deter wrongdoing and to promote the conduct of all Company business in accordance with high standards of integrity and in compliance with all applicable laws and regulations.  This Code applies to the Company and each director and employee including the principal executive officer, principal financial officer, principal accounting officer or controller of each entity and persons performing similar functions.

If you have any questions regarding this Code or its application to you in any situation, you should contact the Acting Chief Executive Officer (the “ACEO”).

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company requires that all employees, officers and directors comply with all laws, rules and regulations applicable to the Company wherever it does business.  You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, or if you become aware of any violation of this Code, it is your responsibility to report the matter to an officer of the Company.  While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from truthfully reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any federal, state or foreign law, rule or regulation, to the appropriate regulatory authority.  Employees, officers and directors shall not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false.   Any employee, officer or director who knowingly refers a false allegation of a violation of the Code or of any applicable law, rule or regulation or who deliberately abuses the procedures established for investigating suspected violations of the Code shall be subject to disciplinary action including termination and the institution of civil and criminal legal proceedings against him or her.  This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.  You should immediately inform the ACEO if you are contacted by or initiate contact with any federal or state regulatory or investigatory agency.

Code of Business Conduct and Ethics

CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is authorized by the ACEO or legally mandated.  Confidential information includes lists of customers, personal information about employees or subscribers and the like.  Unauthorized disclosure of any confidential information is prohibited.  Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company.  Employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as authorized by the ACEO.  All rsponses to inquiries on behalf of the Company must be approved by the ACEO.  If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the ACEO.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees.  Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent.

PROTECTION AND PROPER USE OF CORPORATE ASSETS; RELATED PERSON TRANSACTIONS

Employees, officers and directors should seek to protect the Company’s assets.  Theft, carelessness and waste have a direct impact on the Company’s financial performance.  All of us must use the Company’s assets and services solely for the legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

All of us must always act in the best interests of the Company.  You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.”  A conflict of interest occurs when your personal interest interferes with the interests of the Company.  A conflict of interest can arise whenever you, as an officer, director or employee, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

Code of Business Conduct and Ethics

The Company recognizes that Related Person Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Nevertheless, the Company recognizes that there are situations where Related Person Transactions may be or may not be inconsistent with, the best interests of the Company and its shareholders.  Therefore, the Company has adopted the procedures set forth in the accompanying Related Person Transactions Policy.

BUSINESS OPPORTUNITIES

All of us are bound to advance the Company’s business interests when the opportunity to do so arises.  You must not take for yourself business opportunities that are discovered through your position with the Company or the use of property or information of the Company.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

Employees, officers and directors must honestly and accurately report all Company business transactions.  You are responsible for the accuracy of your records and reports.  Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.
All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record.  The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies.  No undisclosed or unrecorded account or fund shall be established for any purpose.  No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.
It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to regulatory agencies and in other public communications.

Code of Business Conduct and Ethics

CONCERNS REGARDING ACCOUNTING OR AUDITING MATTERS

Anyone with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, communicate such concerns or complaints to any of the Company’s officers.  A record of all complaints and concerns received will be provided to the Audit Committee.

DISCIPLINARY ACTION

Disciplinary measures will be taken against:

•	Any employee, officer or director who authorizes, directs, approves or participates in any violation of the Code or of any applicable law, rule or regulation;

•
Any employee, officer or director who has deliberately failed to report a violation of the Code or of any applicable law, rule or regulation, who has concealed any such violation or who has deliberately withheld or misstated relevant information concerning such a violation;

•
Any employee, officer or director who retaliates, directly or indirectly, or encourages others to do so, against any other employee, officer or director because of a report by that person of a suspected violation of the Code or of any applicable law, rule or regulation;

•
Any employee, officer or director who knowingly refers a false allegation of a violation of the Code or of any applicable law, rule or regulation or who deliberately abuses the procedures established for investigating suspected violations of the Code; and

•	Any employee, officer or director who refuses to return a signed certification of the Code or who fails to return a signed certification of the Code after reasonable opportunity to do so.

In addition, persons who violate any applicable law, rule or regulation may be subject to criminal and civil penalties and payment of civil damages to the Company or third parties.

DISSEMINATION AND AMENDMENT

This Code shall be distributed to each new employee, officer and director of the Company upon commencement of his or her employment or other relationship with the Company.

Code of Business Conduct and Ethics

The Company reserves the right to amend, alter or terminate this Code at any time for any or no reason.

This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company’s at-will employment policy.

Code of Business Conduct and Ethics

CERTIFICATION

I, ______________________________, do hereby certify that:
(print name above)

1.	I have received and carefully read the Code of Business Conduct and Ethics of Value Line, Inc.

2.	I understand the Code of Business Conduct and Ethics

3.	I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

DATE:	SIGNATURE:

EACH EMPLOYEE, OFFIC ER AND DIRECTOR IS REQUIRED TO SIGN, DATE AND RETURN THIS CERTIFICATION TO THE HUMAN RESOURCES DEPARTMENT WITHIN 10 DAYS OF ISSUANCE.  FAILURE TO DO SO MAY RESULT IN DISCIPLINARY ACTION.

Code of Business Conduct and Ethics

VALUE LINE, INC. RELATED PARTY TRANSACTIONS POLICY

The Board of Directors has adopted the following policy with regard to Related Party Transactions, as defined below.

Policy
Related Party Transactions, which are limited to those described in this policy, shall be subject to the approval or ratification by the Audit Committee (“AC”) in accordance with this Policy.

Background
Our Code of Business Conduct and Ethics, which applies to all employees and directors,
Provides that all conflicts of interest should be avoided.  Pursuant to Item 404 of Regulation S-K of the Securities and Exchange Commission (“SEC”), certain transactions between the issuer (the Company) and certain related persons need to be disclosed in our filings with the SEC.   SEC rules require our Board to assess whether relationships or transactions exist that may impair the independence of our outside directors.  This policy is intended to provide guidance and direction on Related Party Transactions.

Definition
A “Related Party Transaction is any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K.  Under Item 404 (a), the Company is required to disclose any transaction occurring since the beginning of the Company’s last fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any Related Party had or will have a direct or indirect material interest, other than transactions generally available to all employees.

“Related Party” refers to any of the following:

•	A director (which term when used herein includes any director nominee),
•	A named executive officer, i.e., CEO, CFO, and three other officers in the proxy statement compensation table, or

Code of Business Conduct and Ethics

•	A person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock (a “5% stockholder”), or
•	A person known by the Company to be an immediate family member of any of the foregoing.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law,

Code of Business Conduct and Ethics